Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                         -OR-          INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                        The Equity Group Inc.
Robert K. Lifton                               Adam Prior       (212) 836-9606
Chairman & CEO
(212) 935-8484

                              FOR IMMEDIATE RELEASE

         MEDIS TECHNOLOGIES FUEL CELL POWER PACK MEETS CE MARK STANDARDS
                               FOR EUROPEAN UNION

New York, NY, February 20, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that TUV Rheinland Group, an independent international service company that documents product safety and quality, has confirmed that the Medis Power Pack meets the requirements needed to apply the CE mark, including the IEC 62282-6-1 standard for micro fuel cell power systems, demonstrating that the Power Pack is compliant with the directives and standards required by the European Union.

"The ability to place the CE mark on our fuel cell Power Packs reflecting compliance with the directives and standards for the European Union is another important step in qualifying the Power Pack for sales throughout the global markets," said Robert K. Lifton, Chairman & CEO of Medis Technologies. "We have previously announced that the Power Pack has met the listing requirements by the Underwriters Laboratories and has also received a special permit from the Department of Transportation allowing up to three Power packs per person to be brought on board airplane cabins. With these approvals, we are looking forward to implementing our global marketing program so that the Power Pack can be available to enterprise market customers and consumers in developed and emerging markets throughout the world."

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities



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Exchange  Act  of  1934  or any  other  document,  whether  as a  result  of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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